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                                                                     Exhibit 3.6



                       AMENDED CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES A PARTICIPATING PREFERRED STOCK
                                       OF
                               CALPINE CORPORATION

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)
                            ------------------------


     CALPINE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, certifies as follows:

     1. That by resolution of the Board of Directors of the Company dated June 5, 1997, and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on June 16, 1997, as thereafter amended by an Amended Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on March 2, 2001, the Company authorized a series of shares of Series A Participating Preferred Stock, par value $0.001 per share, of the Company (the "Series A Preferred Stock") and established the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof.

     2. As of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued.

     3. The pursuant to the authority conferred on the Board of Directors of the Company by its Restated Certificate of Incorporation and the provisions of
Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on July 25, 2001, adopted the following resolution amending certain provisions of said Certificate of Designation:

          RESOLVED FURTHER, that the Board finds it advisable to amend the Certificate of Designation of Series A Participating Preferred Stock of Calpine Corporation (as amended on March 2, 2001, the "Series A Preferred Certificate of Designation"), and the Series A Preferred Certificate of Designation is hereby amended, as follows: the phrase "Five Hundred Thousand (500,000)" in the first sentence of Section 1 of the Series A Preferred Certificate of Designation is deleted and replaced with the phrase "One Million (1,000,000)".



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     IN WITNESS WHEREOF, CALPINE CORPORATION has caused this certificate to be executed by Ann B. Curtis, the Executive Vice President, Chief Financial Officer and Secretary of the Company, this 25th day of July, 2001.

                                           /s/  Ann B. Curtis
                                       ------------------------------
                                       Ann B. Curtis
                                       Executive Vice President, Chief Financial
                                         Officer and Secretary


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